Exhibit 99.1

THE HARTCOURT COMPANIES, INC.
FOR IMMEDIATE RELEASE
October 20th, 2008

Press Release

Hartcourt Acquires China E & I Development Co. Ltd. (China Arts and Science Academy), a leading provider of online education in China focusing on vocational education.

Shanghai, China, October 20th, 2008— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) (“Hartcourt”) a provider of educational services in China, today announced that it has signed a definitive agreement to purchase 60% of the outstanding equity interests of China E & I Development Co. Ltd. (China Arts and Science Academy) for approximately RMB 14 Million (US$2 Million), payable in 40 Million restricted common shares of Hartcourt.

Under the terms of the definitive agreement executed between China Arts and Science Academy and Hartcourt, China Arts and Science Academy committed that its net profit would exceed RMB5 million (US$735,294) for the first year in which its results are consolidated with Hartcourt’s, RMB7.5 million (US$1.103 million) for the second year in which its results are consolidated with Hartcourt’s, and RMB10 million (US$1.471 million) for the third year in which its results are consolidated with Hartcourt’s. The restricted common shares issued by Hartcourt for the acquisition will be released to those shareholders of China Arts and Science Academy whose equity interests were purchased by Hartcourt in three installments based on the profit realized by China Arts and Science Academy over the three-year period beginning on the date of Hartcourt’s purchase of 60% of the outstanding equity interests of China Arts and Science Academy.

China Arts and Science Academy is a leading provider of online education in China focusing on vocational education. The courses offered by China Arts and Science Academy through its websites are designed to help professionals and other course participants obtain and maintain the skills and certifications necessary to pursue careers in China in the areas of accounting, law, business administration, marketing, HR, international trade, business English, computer application, information technology and other industries. Course participants are able to access the courses through the Internet at times and places most convenient for them, and to easily interact with a broad online community of course participants, professionals, lecturers and tutors. Qualified course participants have the option of pursuing a 2-year or 4-year diploma at China Arts and Science Academy.

China Arts and Science Academy has established close cooperative relationships with domestic and international certification authorities such as the State Ministry of Personnel, the Skills Identification and Guidance Center of the State Ministry of Information Industry, the China Professional Managers Evaluation Center, the International Federation of E-commerce Engineers, and the China Ministry of Education.

China Arts and Science Academy has been honored “The Most Influential Brand of China Online Education” by the National Industry Leading Brand Selection Committee.

More details on China Arts and Science Academy can be obtained from the following Web site: http://www.casc-edu.org.cn

Mr. Victor Zhou, CEO of Hartcourt, stated, “We are happy to announce the acquisition of China Arts and Science Academy, which we believe will be another important component of our plan to become a leading provider of educational services in China. Vocational education services are one of the cornerstones of Hartcourt’s educational service strategy. We see this acquisition as a further important step in implementing our business plan and toward Hartcourt becoming a leading provider of vocational education.  We believe that our focus and persistence have paid off in recent improvements in our financial results. ”

Mr. Xin Chen, President of China Arts and Science Academy, added, “We believe the synergies derived from the combination of China Arts and Science Academy and Hartcourt will provide us opportunities for additional growth in the future. Now that we are part of the Hartcourt education network, we shall work closely with other Hartcourt subsidiaries to improve Hartcourt’s revenues, market coverage and overall competitiveness.”

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: http://www.hartcourt.com

Forward-looking Statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Mary Qi, Tel: + 86 21 51113716  Fax: + 86 21 51113719    Email: ir@hartcourt.com